Exhibit (p)(1)

BRIGHTHOUSE TRUSTS I & II

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

JOINT CODE OF ETHICS

The Brighthouse Trusts and Brighthouse Investment Advisers, LLC have adopted this Joint Code of Ethics to minimize conflicts of interest between employees of the Trusts, BIA, and the Distributor (or of any company in a control relationship with the Trusts, BIA, and Distributor) (collectively, the “Firm”) and establish reporting requirements and preventative procedures pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended, and Rule 204A-1 under the Investment Advisers Act of 1940, as amended.

In recognition of the trust and confidence placed in Brighthouse Financial, Inc. (“Company”) and BIA by Fund Shareholders, and to give effect to the Company’s and BIA’s shared belief that operation of the Trusts should be directed to the benefit of the Fund Shareholders, BIA hereby adopts the following general principles to guide the actions of the officers and employees:

(i)	The interests of the Fund Shareholders must always be paramount;

(ii)

All personal transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

(iii)	No Company or BIA employee shall take inappropriate advantage of their position.

This Code does not attempt to identify all possible conflicts of interest and literal compliance with each of the specific procedures will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Fund Shareholders. In addition to the specific prohibitions contained within this Code, each Access Person must not engage in any act or practice that would defraud the Fund Shareholders or the Firm’s clients.

Additionally, BIA Access Persons must comply with all applicable federal securities laws and are subject to all Company-level policies. Those policies may be found on the Company intranet at:

Nothing in this Compliance Program shall prohibit any employee from reporting possible violations of federal or state laws or regulations to any federal or state governmental or other regulatory agency or entity, including but not limited to the Financial Regulatory Authority (“FINRA”), the Department of Justice, the SEC, the U.S. Congress and any agency inspector general (“Government Agency”), participating in any investigation or proceeding conducted by any Government Agency, or making other disclosures, including disclosures of confidential information made in confidence to a Government Agency or such employee’s attorney, or engaging in any other conduct that is protected under the whistleblower provisions of federal or state laws or regulations.

I.	DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.	Access Person[1] includes:

(a)

Any director, officer, or employee of the Trusts or BIA, or of any entity in a control relationship to the Trusts or BIA who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security for the Trusts, or whose functions relate to the making of any recommendations with respect to purchases and sales, including any Interested Trustee. All the directors, officers, and general partners of the Trusts and BIA are presumed to be Access Persons of the Trusts.

(b)

Any director, officer, or general partner of the Distributor who, in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trusts for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trusts regarding the purchase or sale of Covered Securities.

(c)	Any natural person in a control relationship to the Trusts or BIA who obtains information concerning recommendations made to the Trusts about the purchase or sale of a Covered Security by the Trusts.

2.

Automatic Investment Plan: any program in which regular purchases (or withdrawals) are automatically made in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3.

Beneficial Ownership: is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

Rule 16a-1(2) under the 1934 Act specifies that to have beneficial ownership, a person must have a “direct or indirect pecuniary interest”, which is the opportunity to profit directly or indirectly from a transaction in securities. An Access Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household (i.e., spouse, parents, and children), or by certain partnerships, trusts, corporations, or other arrangements.

See “Explanation of Beneficial Ownership” Appendix A for additional examples.

4.	BIA: Brighthouse Investment Advisers, LLC, the investment adviser to the Trusts.

5.	CCO: the Chief Compliance Officer(s) of the Trusts and BIA.

6.	Code of Ethics or Code: this document, the “Brighthouse Funds and Brighthouse Investment Advisers, LLC, Code of Ethics”.

7.	Compliance Reporting System: third-party tool used for Code of Ethics reporting and monitoring.[2]

8.

Control: has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940, which states that “control” means “the power to exercise a controlling influence over the management of policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation. This definition is subject to any amendments in text or interpretation of Section 2(a)(9).

[1]	Section 202(a)(25) of the Advisers Act defines the term “Supervised Person.” All individuals meeting that definition are Access Persons under this Code.
[2]	BIA currently uses RegEd and My Compliance Office (MCO).

9.

Covered Security: generally, includes all securities, whether publicly or privately traded, and any option, future, forward contract, or other obligation involving securities or an index thereof, including any instrument, whose value is derived or based on any of the above. The term Covered Security includes any separate security that is convertible into or exchangeable for, or which confers a right to purchase such security. The term Covered Security also includes closed-end funds and exchange traded funds (“ETFs”).

The following securities are not Covered Securities:

•	Shares of open-end registered investment company (mutual funds, other than Brighthouse Funds);

•	Direct obligations of the U.S. government or any agency thereof; and

•	High-quality, short-term debt instruments such as bank certificates of deposit, repurchase agreements, and commercial paper.

10.	Distributor: Brighthouse Securities, LLC, the principal underwriter to the Trusts.

11.	Fund Shareholders: owners of any variable annuity contract or variable life insurance policy or qualified plans investing in the Trusts.

12.	Independent Trustee: a Trustee who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

13.	Interested Trustee: a Trustee who is an “interested person” of the Trusts within the meaning of Section 1(a)(19) of the Investment Company Act of 1940.

14.

Initial Public Offering (“IPO”): an offering of securities registered under the (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

15.

Limited Offering: an offering that is exempt from registration under the 1933 Act, as amended, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, and 506 thereunder. Limited offerings are often referred to as “private placements” and many unregistered investment vehicles such as hedge funds, private equity funds, and venture capital funds are offered pursuant to these exemptions.

16.

Sub-adviser: any entity that, pursuant to a contract with BIA, regularly furnishes advice to the Trusts with respect to the desirability of investing in, purchasing, or selling securities or other property, or is empowered to determine what securities or other property will be purchased or sold by the Trusts.

17.	Trusts or Fund/s: The Brighthouse Trusts I & II (Trusts) series mutual funds (Fund or Funds).

II.	REPORTING REQUIREMENTS

A.	Board Reports

No less than annually, the CCO must furnish to the Trusts’ Board for its consideration, a written report that (i) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Trusts, BIA, the Distributor, and Sub-advisers have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.	Access Persons

1)	Prompt Notification of Violations. Access Persons must notify the CCO promptly when they become aware of any issues arising out of the Code, including any violations of the Code.

2)

Required Reporting. Rule 17j-1 and Rule 204A-1 require Access Persons to report to the CCO or his/her designee current Covered Security holdings and recent Covered Security transactions in accordance with Sections II.C (Holdings Reports) and II.D (Quarterly Transactions) below.

All reports of securities transactions and any other information provided to Funds Compliance pursuant to this Code will be treated as confidential.

3)	Approved Broker-Dealers. Access Persons must maintain accounts with a Covered Security at an approved broker-dealer below.

Ameriprise	Citigroup	LPL Financial	Oppenheimer	Stifel Nicolaus
Bank of America	Edward Jones	Mass Mutual	Raymond James	UBS
Charles Schwab	Fidelity	Merrill Lynch	RBC	Vanguard
Chase Investments	JP Morgan	Morgan Stanley	Robert W. Baird	Wells Fargo

The CCO has discretion to approve exceptions on a case-by-case basis and will maintain documentation as to the rational for approving any such exceptions.

Access Persons who are not hired as full-time employees (e.g., temporary workers, contractors, etc.) are not required to move their accounts to an approved broker-dealer but must comply with all other provisions of this Code including all restrictions and reporting requirements, as applicable.

C. Initial & Annual Holdings Reports

1)  Timing

a)  Initial Report – no later than ten (10) days after becoming an Access Person, and the information must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

b)  Annual Report –annually by the close of business on the last business day of January and the information must be current as of a date no more than 45 days before the report is submitted.

2)  Content

a)  Title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership.

b)  Names of any broker, dealer, or bank at which the Access Person maintains an account in which any Covered Security is held for the Access Person’s direct or indirect benefit (including managed/discretionary accounts and “blind trusts”).

c)  Date the Access Person submitted the report.

The initial and annual holdings report forms are provided in the Compliance Reporting System.

D.	Quarterly Transaction Reports

1)	Timing: Access Persons must report the following information no later than 30 days after the end of each calendar quarter.

2)	Content

a)

With respect to any transaction in any Covered Security in which such Access Person has or, by reason of such transaction, acquires any direct or indirect Beneficial Ownership in a Covered Security, including any transactions in Company securities held in the Company’s Employee Stock Purchase Plan (“ESPP”) and/or acquired via a Company equity compensation award:

i.	The date of the transaction, the title, and, as applicable, the exchange ticker or CUSIP number, interest rate, and maturity date, number of shares and principal amount of each Covered Security;

ii.	The nature of the transaction (e.g., purchase, sale, gift, or any other type of acquisition or disposition);

iii.	The price at which the transaction in the Covered Security was effected;

iv.	The name of the broker, dealer, or bank with or through which the transaction was effected; and

v.	Date the Access Person submitted the report.

b)

With respect to any newly established account of an Access Person in which a Covered Security was held during the quarter for the direct or indirect benefit of the Access Person, including any brokerage account opened pursuant to the Company ESPP or Company compensation award:

i.	The name(s) of the broker, dealer, or bank with whom the Access Person established the account(s);

ii.	The date(s) on which any such account(s) was established; and

iii.	Date the Access Person submitted the report.

An Access Person is not required to report:

•	Transactions effected pursuant to an Automatic Investment Plan, except for transactions in Company securities from accounts held in connection with the ESPP or Company equity award; and

•	Subsequent premium payments for a Brighthouse variable product funded by an automatic deduction from a bank or money market account.

The quarterly transactions report form is provided in the Compliance Reporting System.

E.	Certifications

Rule 17j-1 and Rule 204A-1 require a copy of this Code, and any amendments thereto, be provided to all Access Persons and that an acknowledgement of receipt of the Code be provided initially upon becoming an Access Person, and, for all amendments, be obtained and kept on file.

Each Access Person must certify annually they:

•	Have read and understand the Code;

•	Recognize that they are subject to the Code;

•	Have complied with the requirements of the Code; and

•	Have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to Code requirements.

The initial and annual certification forms are provided in the Compliance Reporting System.

F.	Company Employee Stock Purchase Plan (ESPP) & Equity Awards

As it relates to Brighthouse ESPP & long-term incentive equity awards, as well as other company equity awards (i.e., stock-based, long-term incentive compensation) that an Access Person acquired in the open market and holds in a brokerage account, in an account of an immediate family member, trust, or an account for which the Access Person is deemed a Beneficial Owner must be included on the Access Person’s initial and annual holdings reports and quarterly transaction reports. Engaging in short sales, hedging, trading in put and call options, and other transactions involving speculation with respect to Company securities is prohibited.

An Access Person participating in the Company ESPP and/or receiving a Company equity award must report their associated brokerage account within ten business (10) days of opening such account.

G.	Managed Accounts & Blind Trusts

Access Persons are required to certify quarterly that they had no investment discretion over any such accounts during the prior calendar quarter, and their financial advisor(s) managing any such accounts will also be asked to certify annually that they understand that the Access Person is to exert no such investment discretion thereover. Appendix C for the Third-Party Non-Discretionary Letter.

III.	INDEPENDENT TRUSTEE REPORTING REQUIREMENTS

While an Independent Trustee may be presumed to be an Access Person under Rule 17j-1, it is BIA’s policy not to communicate specific trading information to the Independent Trustees unless the proposed transaction presents issues on which input from the Independent Trustees is appropriate (that is, no information is given regarding securities for which current activity is being considered for the Portfolios). In addition, the Independent Trustees are not deemed to have advance knowledge of security selections or trading activity of sub-advisers. Thus, only the following requirements of this Code of Ethics apply to the Independent Trustees.

An Independent Trustee is not required to:

•	File an INITIAL HOLDINGS REPORT or ANNUAL HOLDINGS REPORTS; or

•

File a QUARTERLY TRANSACTION REPORT, unless the Independent Trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling their official duties as a Trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the Trustee, such Covered Security was purchased or sold by the Trusts or was being considered by the Trusts or its investment adviser for purchase or sale by the Trusts.

If an Independent Trustee must report a personal securities transaction pursuant to the foregoing, they must do so on the Independent Trustee Quarterly Transaction Report Form provided in Appendix B.

IV.	OTHER RESTRICTIONS

A.	Blackout Period

If an Access Person has actual knowledge that a Covered Security (or any closely related security) has been purchased or sold by the Trusts or is being considered for purchase or sale by the Trusts or that there is a pending buy or sell order for a Covered Security, that Access Person may not purchase or sell that Covered Security within the five (5) business days immediately before or after the day on which the Trusts purchase or sell that Covered Security. If any such transaction occurs, BIA will generally require any profits from the transaction to be disgorged for donation to a charity. This blackout period commences on the date that the Access Person obtains actual knowledge as described above.

This blackout period does not apply to (i) purchases and sales of any equity security (including shares of ETFs) that is publicly traded and is issued by a company that has, at the most recent fiscal quarter-end before the trade date, a stock market capitalization of at least five billion U.S. dollars (or the equivalent in foreign currency); or (ii) the following exempt transactions:

1)	Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control;

2)	Purchases or sales of securities that are non-volitional on the part of either the Access Person;

3)

Purchases or sales of securities in a discretionary investment advisory account, in which an Access Person has a Beneficial Ownership interest (either alone or with others), managed by a registered investment adviser who is not a family relative (including in-laws) of the Access Person if the Access Person did not have knowledge of the transaction until after the transaction has been executed, provided that the Access Person had previously identified the account in the Compliance Reporting System;

4)

Transactions that occur by operation of law or under any other circumstance in which the Access Person has Beneficial Ownership, but does not exercise any discretion to buy or sell or make recommendations to a person who exercises such discretion;

5)	Purchases of Covered Securities pursuant to an Automatic Investment Plan, including the ESPP; and

6)	Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person and received by the Access Person from the issuer.

B.	Short Positions in Individual Securities & Other Instruments that Act Similarly

No Access Person may take a short position with respect to the securities of an individual issuer, nor invest in any instruments or engage in any transactions that have substantially similar economic attributes to a short position with respect to the securities of an individual issuer (e.g., purchasing uncovered put options). This prohibition also applies to single-name ETFs.

Access Persons may invest in mutual funds and ETFs that effectively short broad-based market indices.

C.	Limited Offerings & Initial Public Offerings

No Access Person may acquire Beneficial Ownership in any security (not just Covered Securities) in a Limited Offering or IPO without obtaining, in advance of the transaction, written preclearance for that transaction from the CCO. The CCO must request such preclearance, in writing, from the Company’s chief compliance officer for any such Limited Offering or IPO in which the CCO seeks to personally participate. The CCO (or the Company’s chief compliance officer in the case of any Limited Offering or IPO in which the CCO participates) may revoke preclearance any time after it is granted. The CCO (or the Company’s chief compliance officer in the case of any Limited Offering or IPO in which the CCO participates) may also deny or revoke preclearance for any reason.

D.	Service on the Board of a Publicly Traded Company

To avoid conflicts of interest, inside information, and other compliance and business issues, all Access Persons are prohibited from serving as a member of the board of any for-profit or publicly held organization or company, except with advance written approval from the CCO and pursuant to Company policy. This restriction does not apply to service on the board of any parent company or affiliate of the Firm.

V.	GIFTS & BUSINESS ENTERTAINMENT

In addition to avoiding conflicts of interest, the Company and BIA seek to avoid the appearance of impropriety in its dealings with business partners. Consequently, the Code prohibits giving or receiving lavish gifts and entertainment, as described below, to or from parties with whom the Company and BIA conduct, or have a reasonable likelihood of conducting, business.

Access Persons may give and receive gifts and entertainment in connection with their work, provided they do so in compliance with the limits and reporting requirements provided below. and do not affect their judgment of the third party.

Additionally, Access Persons should use the following guidelines when offering or accepting gifts or entertainment:

•	Consider how your actions would be viewed by an objective person such as shareholders, regulators, and the media.

•	Do not accept or offer gifts or entertainment that appear lavish improper, or potentially offensive – if it feels like it is a conflict of interest to accept a gift or entertainment, do not do so.

•	Do not accept or offer cash or cash equivalents, including gift cards.

•	Access Persons should not accept gifts or entertainment for the benefit of non-BIA employees (e.g., family members).

•	Do not accept gifts during a bidding process or contract negotiation.

•	Do not offer or accept gifts or entertainment as an incentive to influence a business decision.

•	Do not accept tickets to sporting, cultural, or other events at which the host is not present.

•	Do not accept gifts or entertainment for the benefit of non-BIA employees (e.g., family members).

•	Gifts that do not comply with the table immediately below or gifts not meeting the dollar limit criteria immediately below must be returned.

•	Gift cards, gift certificates, and other cash equivalents must be returned to the provider.

Access Persons must report all gifts and entertainment in the Compliance Reporting system within 30 days of the reportable event in accordance with the limits and requirements provided below.

Amounts are aggregated by donor/recipient in a calendar year.

A gift or business entertainment is NOT necessarily proper solely because it falls within the boundaries of this chart.

The CCO decides the appropriateness of any gift or entertainment that is not otherwise prohibited herein and reserves the right to confer with any Access Person’s respective manager concerning the appropriateness of gifts or entertainment. This includes both providing and receiving gifts and entertainment.

A.	Gift Limits & Reporting

Gifts consisting of multiple items must be reported when the aggregate value of the items is >$50 (e.g., a gift bag containing a $40 bottle of wine and a $15 hat).

Gifts
Reporting Required (within 30 days)	Giving or receiving a gift that is valued at > $50.
Prohibited	Giving or receiving a gift(s) over $100 per third-party per calendar year is prohibited.

NOTE: While it may be acceptable to attend an event at which the Access Person and the third party are both present, accepting tickets solely intended for personal use is a gift, and is NOT permitted.

B.	Entertainment Limits & Reporting

Entertainment includes, but is not necessarily limited to:

•	Entry to sporting, cultural, charitable, or other events

•	Participatory sporting events (e.g., golf outings)

•	Business meetings, training, conferences, and other events, including meals

Access persons must adhere to the following for business entertainment events:

•	BIA must pay for transportation costs in all cases (other than local transportation, such as airport transfers, to and/or from meetings with third parties).

•	Access Persons should not accept lodging from any third party unless they will participate on a panel at a third-party event, and only then for the overnight stays necessary to speak at the event.

•	Access Persons must include the cost of any personal guest that they bring to the event when calculating the total value of the event.

Entertainment (including meals)
Reporting Required (within 30 days)	Entertainment valued at > $50

Prohibited	Entertainment valued at > $400 are prohibited.

Yearly Aggregate Limit (4x and $1600)

Receiving entertainment from a single third party is limited to four (4) times and a $1600 aggregate amount per calendar year.

The 4x a year limit applies only to reportable events of >$50 (e.g., if a sub-adviser buys you coffee 6x a year, that is not subject to the limit and is not reportable).

In determining the fair market value of an event, all associated expenses must be included, including meals, travel, lodging, tickets, fees, spousal expenses, etc. For example, if a third-party firm provides tickets to an event, and a meal and car service, the aggregate total market value of those items must be reported in the Compliance Reporting System.

VI.	REVIEW & ENFORCEMENT

Funds Compliance reviews Access Persons’ personal securities transactions reports to determine whether there is any evidence of suspicious activity3. The following factors may be considered in determining whether there is evidence of suspicious activity:

•	The number and dollar amount of the transaction(s);

•	The trading volumes and/or trading patterns of transactions in Covered Securities;

•	The length of time a Covered Security is held in an Access Person’s reportable account;

•	The Access Person’s access to the Trusts’ portfolio holding information; and

•	The Access Person’s involvement in the investment process of the Trusts.

In the event there is any evidence of suspicious activity based upon the review of an Access Person’s personal securities transaction report, Funds Compliance will conduct a more detailed review of such Access Person’s trading activity. This review may consist of comparing all reported personal securities transactions of the Access Person for the quarter with the actual transactions of each Portfolio of the Trusts.

This review may also consist of (i) comparing all reported personal securities transactions of the Access Person with a list, if such list exists, of all securities being considered for purchase or sale by any Portfolio of the Trusts;

[3]

Funds Compliance personnel shall review the CCO’s quarterly personal securities transactions and report the CCO’s compliance with the Code or any violations thereof, in writing, to BIA’s President regarding such transactions. BIA’s President shall report any CCO Code violations to the Chair of the Board as soon as practicable.

and (ii) reviewing the securities transactions for patterns of transactions that would indicate that an Access Person used confidential information regarding the trading activity in a Portfolio of the Trusts as a basis for buying or selling securities.

It should be noted, however, that a violation could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealings have been violated. Prior to making any determination that an Access Person has committed a violation, Funds Compliance shall provide such person an opportunity to supply additional explanatory material regarding the facts and circumstances surrounding the trade or trades in question.

In addition to improper trading activities, failure to comply with the reporting requirements may also constitute a violation of the Code. This includes making inaccurate or misleading reports or statements concerning trading activity and securities accounts and failing to file the required reports.

Sanctions

BIA treats violations of the Code (including violations that the CCO deems to run counter to the spirit of the Code) very seriously. Violations of either the letter or the spirit of the Code may result in the imposition of penalties or fines, reduced compensation, demotions, disgorgement of trade gains, unwinding of the trade, suspension of personal trading privileges, suspension or termination of employment, or any combination of the foregoing.

VII.	RECORDS

All records shall be maintained in accordance with the Advisers Act and Investment Company Act. Refer to the Trusts’ and BIA’s Recordkeeping Policies & Procedures for specific record retention requirements.

VIII.	APPROVAL & ADOPTION

The Board, including a majority of the Independent Trustees, must approve this Code and the respective code of ethics of BIA and Trust sub-advisers.

Prior to initially approving any proposed new or additional adviser or sub-adviser for the Trusts, the Board must approve the proposed new or additional adviser’s or sub-adviser’s code of ethics. Within six (6) months of adoption of any material change to this Code and/or those of Trust sub-advisers, BIA shall provide the material changes to the Board for approval and the Board must approve the material changes to the relevant code.

This Code may be amended as necessary or appropriate with the approval of the Board and is subject to interpretation by the Board in its discretion.

Restated:	May 22, 2012

Amended:	June 1, 2015; May 25, 2016; January 3, 2017; May 1, 2017; January 2, 2018;
April 2, 2018; February 28, 2019; February 26, 2020; August 12, 2020;
November 18, 2020; June 1, 2022; November 30, 2022; May 31, 2024

APPENDIX A

Examples of Beneficial Ownership

An Access Person will generally be deemed the beneficial owner of any securities in which they have a direct or indirect pecuniary interest. Pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. The following are examples of an indirect pecuniary interest in securities:

•

Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide the Access Person with any economic benefit.

Immediate Family means any spouse or equivalent domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling or half-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or half-or step-brother-in-law, or sister-in-law or half- or step- sister-in-law, and any adoptive or foster relationship.

•	Securities held in an Access Person’s own name, or that are held for the Access Person’s benefit in nominee, custodial, or “street name” accounts.

•

Securities owned by or for a partnership in which the Access Person is a general partner (whether the ownership is under the name of that partner, another partner, or the partnership, or through a nominee, custodial, or “street name” account).

•

Securities that are managed for an Access Person’s benefit on a discretionary basis by an investment adviser, broker, bank trust company, or other manager, unless the securities are held in a “blind trust” or similar arrangement under which the Access Person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the Access Person what investments are held in the account.

•	Securities in an Access Person’s individual retirement account.

•

Securities other than open-end mutual funds in an Access Person’s 401(k) account or similar retirement plan, even if the Access Person has chosen to grant another person investment discretion over the account.

•	Securities owned by a trust of which the Access Person is either a trustee or a beneficiary.

•

Securities owned by a corporation, partnership, or other entity that the Access Person controls (whether the ownership is under the name of that Access Person, under the name of the entity, or through a nominee, custodial, or “street name” account).

APPENDIX B

BRIGHTHOUSE TRUSTS I & II

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

INDEPENDENT TRUSTEE

Quarterly Transaction Report Form

NOTE:	This form must be completed by an Independent Trustee only in the following circumstances:
1)	If you had Beneficial Ownership in a Covered Security; and
2)

At the time of a transaction you knew or, in the ordinary course of fulfilling your official duties as a Trustee, should have known that during the 15 days before or after your purchase or sale, such security was purchased or sold, or was being considered for purchase or sale, by any Portfolio.

Please file this form with Funds Compliance no later than 30 days after the relevant calendar quarter. Defined terms herein have the meanings set forth in the Code of Ethics.

Independent Trustee:

For The Quarter Ended:

Date Received by Funds Compliance:

Quarterly Transactions

Security (Including Interest Rate and Maturity Date if Applicable)	Date	Nature of Transaction (Purchase, Sale, Gift)	Shares (or Principal Amount)	Price	Broker/Dealer/Bank Effecting Transaction

Conflict of Interest Potential

With respect to any trade reported by you under the Code of Ethics during the last quarter, please identify in the box below any factors currently known by you which could potentially pose a conflict of interest, including the existence of any substantial economic relationship between your transactions and transactions of securities held or to be acquired by any Trust Portfolio.

I hereby certify that I have reported all transactions during the last quarter required to be reported by me pursuant to the Code of Ethics and that I have complied with all aspects of the Code of Ethics during the previous calendar quarter.

Signature:                             Date:

Copies of brokerage statements or confirmations shall be accepted in place of above if attached to this signed report, provided that the confirmation statements contain all the information required to be reported above.

Please e-mail your completed form to: Funds Compliance (fundscompliance@brighthousefinancial.com)

APPENDIX C

Broker Letterhead

Brighthouse Financial, Inc.

Attn: Funds Compliance

334 Madison Ave., 3rd Floor

Morristown, NJ 07960

Re:  Account Name & Number

To Whom It May Concern:

At the request of XXX, an employee of Brighthouse Financial Inc. (“Brighthouse”), I write to inform you of the investment advisory relationship between the Employee and this firm. This firm has been engaged as advisor for the Custom account(s); xxxxx in the name of XXX (the “Account(s)”) in which the Employee has a beneficial interest.

The terms of the investment advisory agreement between the Employee and Broker, grants Broker and Adviser unlimited discretionary trading authority with respect to the purchase and sale of securities in Account, subject only to limitations imposed by notice in writing. The Employee will exert no control over investment decisions in the Account. The Employee has outlined only general investment strategies and discussions between the Employee and Adviser regarding investments will be limited to general investment objectives and investment strategies only and will involve no consultation respecting transactions in specific securities either prior to or following specific trades.

We acknowledge and confirm that Broker will not accept or act upon any privileged information from the Employee that they might gain through their position at Brighthouse or elsewhere with this firm under any circumstances. We also acknowledge that in the course of executing its trading strategies, Broker may by coincidence enter into trades in the Account consistent with its trading strategies, in which the Employee may have access to material, non• public information, but we also acknowledge and confirm that, consistent with this letter and applicable securities laws, Broker will neither seek from the Employee information relating to any company or transaction nor will Broker obtain from the Employee approval or direction for any trade either prior to or following execution.

If the arrangement between this firm and the Employee should change in any way resulting in the arrangement being inconsistent with this letter, we will immediately notify you in writing of such a change.

Name:

Date: